Gary R. Henrie
Attorney at Law

3518 N. 1450 W.                                                                                                                                                                                                                                                                                                                                               Telephone:  702-616-3093
Pleasant Grove, UT  84062                                                                                                                                                                                                                                                                                                                      E-mail:  grhlaw@hotmail.com

February 24, 2011

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549-0213

Re:           Transfer Technology International Corp., (the “Company”)
Withdrawal of Registration on Form S-8

To Whom It May Concern:

Please be advised that the Company has determined to withdraw its registration statement on Form S-8 filed with the Securities and Exchange Commission on February 22, 2011.  Be further advised that no stock options nor shares were issued pursuant to the registration or the associated 2010 Stock Option Plan.

Very truly yours,

/s/ Gary R. Henrie

Gary R. Henrie
Corporate Counsel

ACKNOWLEDGED AND AGREED

/s/ Chris Trina
________________________________________
Chris Trina, CEO of the Company